NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

ATTACHMENT A

Portfolio

Guardian Portfolio
International Equity Portfolio
Large Cap Value Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Short Duration Bond Portfolio
Socially Responsive Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: October 18, 2017